CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders
Rainer Investment Management Mutual Funds:

We consent to the use of our report dated May 18, 2007, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “GENERAL INFORMATION” in the statements of additional information.

/s/ KPMG LLP
Los Angeles, California
July 23, 2007